Exhibit 10.1
GUARANTEE
          Guarantee, dated as of July 8, 2007 (this “Guarantee”), by Carlyle Partners V, L.P. (the “Guarantor”), in favor of Sequa Corporation (the “Guaranteed Party”).
          1. GUARANTEE. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of July 8, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among Blue Jay Acquisition Corporation, a Delaware corporation in which the Guarantor proposes to invest (“Parent”), Blue Jay Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Co”), and the Guaranteed Party, pursuant to which Merger Co will merge with and into the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual observance, performance and discharge of the payment obligations of Parent under Sections 8.03(d) and 8.03(e) of the Merger Agreement (the “Obligations”). In furtherance of the foregoing, the Guarantor acknowledges that its liability hereunder shall extend to the full amount of the Obligations, and that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations.
          2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.
          3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or with any other person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent or any such other person without in any way impairing or affecting the Guarantor’s obligations under this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or any other person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any entity or other person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent or any other person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any-other person interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent under the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its “Subsidiaries” (as defined in the Merger Agreement), defenses to the payment of the Obligations that are available to Parent under the Merger Agreement or breach by the Guaranteed Party of this Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.
          The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or the former, current or future stockholders, partners, members, affiliates, directors, officers, employees or agents of the Guarantor or Parent or any former, current or future stockholder, partner, member, affiliate, director, officer, employee or agent of any of the foregoing (other than, in each case, Parent), except for claims against the Guarantor under this Guarantee, and the Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Unless and until all of the Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or any other person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s Obligations under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or such other person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or such other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under this Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Guarantee, the Guaranteed Party hereby agrees that to the extent Parent is relieved of its obligations under and pursuant to the terms of 8.03(d) and 8.03(e) of the Merger Agreement, the Guarantor shall be similarly relieved of its Obligations under this Guarantee.
          4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.
          5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:
               (a) the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;
               (b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;
               (c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and
               (d) the Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

          6. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be.
          7. NOTICES. All notices and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices to the Guarantor hereunder shall be delivered as set forth below or to such other address or facsimile number as the Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement:
Carlyle Partners V, L.P.
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004
Attention: Peter Clare
                    Adam Palmer
Facsimile: (202) 347-9250
with a copy to:
Latham & Watkins LLP
555 Eleventh Street, NW
Washington, DC 20004
Attention: Daniel T. Lennon
                    David S. Dantzic
Facsimile: (202) 637-2201
          8. CONTINUING GUARANTEE. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations and all amounts payable under this Guarantee have been indefeasibly paid, observed, performed or satisfied in full. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the second year anniversary of the date hereof.
          9. GOVERNING LAW. This Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions (as defined in the Merger Agreement) arising out of or relating to this Guarantee shall be heard and determined exclusively in the Court of Chancery or other courts of the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware for the purpose of any Action arising out of or relating to this Guarantee brought by any party hereto, and (b)

irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Court of Chancery or other courts of the State of Delaware, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Guarantee or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.
          10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
          11. COUNTERPARTS. This Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
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          IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

CARLYLE PARTNERS V, L.P.

By:	TC Group V, L.P., its General Partner

By:	TC Group V, L.L.C., its General Partner

By:	TC Group, L.L.C., its Managing Member

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Adam Palmer

Name: Adam Palmer
Title: Managing Director

ACKNOWLEDGED AND AGREED:

SEQUA CORPORATION

By:	/s/ Martin Weinstein

Name: Martin Weinstein
Title: Chief Executive Officer